Moody POS AM

Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Registration Statement No. 333-150612 on Form S-11 of our report dated August 16, 2010, relating to the combined financial statements of Residence Inn Perimeter and Moody National RI Perimeter MT, LLC, both of which are under common control, appearing in the Current Report on Form 8-K/A of Moody National REIT I, Inc. filed with the Securities and Exchange Commission on August 16, 2010, and to the reference to us, under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
July 26, 2011